Exhibit 10.27

NEWPORT TRUST COMPANY

570 Lexington Avenue, Suite 1903

New York, NY 10022

April [ ● ], 2019

Parsons Corporation

5875 Trinity Parkway #300

Centerville, VA 20120

Ladies and Gentlemen:

Reference is hereby made to the Parsons Employee Stock Ownership Plan (2012 Amendment and Restatement) (as amended from time to time, the “ESOP”) and the Parsons Corporation Employee Stock Ownership Trust Agreement, dated December 31, 2005, between Parsons Corporation (“Parsons” or the “Company”) and Newport Trust Company (“Newport”) (as successor to Evercore Trust Company, N.A. and U.S. Trust Company, National Association) (as amended from time to time, the “Trust Agreement”).

In connection with the contemplated initial public offering of common stock of Parsons (the “Public Offering”), Newport and Parsons agree to the following principles and actions regarding the ESOP and the trust established under the ESOP pursuant to the Trust Agreement (the “Trust”):

Upon the consummation of the Public Offering, Parsons hereby agrees to the following:

1.    Trustee Meetings. Parsons’ management will meet on a quarterly basis with Newport, at a time, place and manner mutually and reasonably acceptable to both parties, to discuss the Company’s business and the administration and operation of the ESOP; provided, no material non-public information of the Company shall be discussed or disclosed at such meetings. On an annual basis, the Board of Directors (the “Board”) of Parsons will meet with Newport, at a time, place and manner mutually and reasonably acceptable to both parties, to discuss the Company’s business, and administration and operation of the ESOP; provided, no material non-public information of the Company shall be discussed or disclosed at such meetings. The covenants set forth in this Section 1 shall terminate and be of no further force or effect when the ESOP holds less than 50% of the total voting power of the Company’s outstanding capital stock.

2.    ESOP Contributions. For the 2019 and 2020 ESOP plan years, Parsons shall make annual contributions (in the form of shares of the Company’s common stock) to the Trust in an amount not to be less than 8% of ESOP Participants’ Compensation (as such term is defined in the ESOP) for the applicable ESOP plan year.

This letter agreement sets forth the entire agreement and understanding between the parties hereto with respect to the subject matter hereof.

This letter agreement will be governed by and construed and enforced in accordance with the laws of New York without regard to principles of conflicts of law. This letter agreement may be executed in separate counterparts, each of which when so executed will be deemed to be an original, and all of which taken together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this letter agreement by facsimile or electronic transmission (including in Adobe PDF format) will be effective as delivery of a manually executed counterpart to this letter agreement. This letter agreement cannot be terminated, altered or amended except in accordance with its terms, or pursuant to an instrument in writing signed by each of the parties hereto expressly stating that the terms hereof are to be superseded, except that any of the terms or provisions of this letter agreement may be waived in writing at any time by the party which is entitled to the benefits of such waived terms or provisions. No waiver of any of the provisions of this letter agreement will be deemed to or will constitute a waiver or any other provision hereof (whether or not similar).

[Signatures are located on the next page.]

Sincerely,

NEWPORT TRUST COMPANY (solely in its capacity as the trustee of the Trust)

By:

Name:

Title:

Acknowledged and agreed as of
April , 2019

PARSONS CORPORATION

By:
Name:
Title: